**CERTIFICATE OF CORRECTION OF THE
CERTIFICATE OF DESIGNATIONS OF THE RIGHTS, PREFERENCES AND
PRIVILEGES OF THE SERIES B PREFERRED STOCK**

Bioventrix, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Bioventrix, Inc.

2. That a Certificate of Designations of the Rights, Preferences and Privileges of the Series B Preferred Stock of the Corporation (the "***Certificate of Designations***") was filed with the Secretary of State of the State of Delaware on December 21, 2020 and that said Certificate of Designations requires a correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracies or defects of said Certificate of Designations are:

In the third sentence of Exhibit A, Section 1, the words "then-applicable Series B Conversion Price" were incorrect and should be deleted, and the words "Series B Original Issue Price" should be used instead and such third sentence is hereby corrected to read as follows:

> "When declared by the Board, the Company shall deliver to each holder of Series B Preferred Stock a number of Series B Preferred Stock equal to the aggregate dividend payable to such holder with respect to the Series B Preferred Stock held by such holder as of the end of the quarter preceding such dividend payment date divided by the Series B Original Issue Price."

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to be duly signed this 11th day of February, 2021.

Kenneth F Miller

Kenneth Miller, President

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:59 PM 02/11/2021
FILED 02:59 PM 02/11/2021
SR 20210422711 - File Number 5153894